UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 11, 2015, the California State Teachers’ Retirement System (CalSTRS) issued the following press release.  Trian Fund Management, L.P. (“Trian”) may distribute this press release to stockholders of E.I. du Pont de Nemours and Company (the “Company”) and certain other persons from time to time.

NEWS RELEASE | MAY 11, 2015 | RICARDO DURAN

CalSTRS Supports Trian Board Slate at DuPont

Candidates are highly qualified and will address lackluster performance

WEST SACRAMENTO, Calif. – The California State Teachers’ Retirement System (CalSTRS) today announced it voted its 3.6 million DuPont shares in support of a slate of board candidates proposed by Trian Partners.

“From our standpoint, this proxy contest is a referendum on DuPont’s lackluster performance and the inability of the current board to hold management accountable—not about separating the DuPont businesses,” said CalSTRS Director of Corporate Governance Anne Sheehan.

CalSTRS has been an investor with Trian since April 2011. In CalSTRS’ view, Trian has proven itself, through exemplary performance, to be long-term focused, constructive and responsible, as both an investor and as a board member. Trian first invested in DuPont in March 2013 and has engaged with the company privately over the past two years.

“We believe DuPont has mischaracterized Trian’s plan as ‘break up and lever up’ despite Trian’s stated goal of keeping the company’s credit rating investment grade,” Ms. Sheehan added. “Trian is committed to an open-minded approach to corporate structure and to a path toward eliminating excess corporate costs. We therefore support Trian by voting the Gold proxy card for all four of Trian’s nominees.”

Given DuPont’s poor operating performance over the past several years, including earnings in 2015 projected to be below 2011 levels for the fourth year in a row, CalSTRS has concluded that it is time to rejuvenate the board of directors.

Trian’s slate of nominees is:

•         Nelson Peltz, Trian Partners founding partner and CEO and director at Mondelēz International, Inc.

•         John H. Myers, former president and CEO of GE Asset Management and current director at Legg Mason, Inc.

•         Arthur B. Winkleback, former executive vice president and CFO of H.J. Heinz Company and current director of RTI International Metals, Inc. and Church & Dwight Co., Inc.

•         Robert Zatta, acting CEO and long-time CFO of Rockwood Holdings, Inc., a leading global developer, manufacturer and marketer of specialty chemicals.

The California State Teachers’ Retirement System, with a portfolio valued at $191.2 billion as of March 31, 2015, is the largest educator-only pension fund in the world. CalSTRS administers a hybrid retirement system, consisting of traditional defined benefit, cash balance and voluntary defined contribution plans. CalSTRS also provides disability and survivor benefits. CalSTRS serves California’s 879,000 public school educators and their families from the state’s 1,700 school districts, county offices of education and community college districts.

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Additional Information

Trian and the investment funds that it manages that hold shares of the Company (collectively, Trian with such funds, “Trian Partners”), together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.